EXHIBIT 10.42

Attn: Liang Yue Jing

June 30, 2007

Dear Liang Yue Jing

Re: Trustee Arrangement

We are delighted that you will be assisting China Cablecom Co. Ltd. (Hong Kong) with our business plans in China. As you know, China Cablecom Co., Ltd is engaged in various businesses related to the operation of cable TV business in China.

For the purpose of clarifying the relationship between you and China Cablecom Co., Ltd, (Hong Kong) this letter (Trustee Arrangement Letter) sets forth below the general terms of the arrangement, which is further described in the relevant documents.

Shareholder

You will assume the role of a nominee shareholder in a domestically-held company established in Jinan (Company). China Cablecom Co., Ltd will loan you the funds necessary to hold a 5% shareholding interest in the Company. You will hold the shares subject to the terms of a loan agreement, an equity option purchase agreement and an equity pledge agreement as well as other related documents.

In consideration of your assistance with the above-mentioned arrangement, we agree to pay you and you agree to accept as total compensation (i) a one-off payment of RMB 100,000 (payable in 2 installments: upon (a) your signing and delivery of the Trustee Arrangement Letter and (b) the date of your completed registration as a shareholder of the Company), and (ii) a monthly payment of RMB5,000.

You acknowledge, agree and accept that you will not be entitled to dividends or other benefits generated from your nominee shareholding in the Company or, conversely, assume any liability that might arise therefrom.

Your responsibilities will relate solely to your role as a nominee shareholder and you will not be responsible for the day-to-day operations of the Company. You will be updated on the business results of the Company at your request and will receive a copy of the Company’s annual report.

In your capacity as a nominee shareholder, you may be called upon from time to time to vote during shareholders’ meetings and (or) sign shareholders’ resolutions. In this connection, we will provide you with instructions in respect of how to vote and (or) act, and you shall, under all circumstances, comply with these instructions.

Indemnity

China Cablecom Co., Ltd, Hong Kong will indemnify you for any personal liability incurred in connection with your role in the equity transfer and as a nominee shareholder of the Company, provided that your actions to fulfill your responsibilities as a nominee shareholder are taken in good faith and are not opposed to the best interests of the Company.

Duration

The duration of the arrangement described above will be for a period of 60 calendar months from the date of executing this Trustee Arrangement Letter, unless terminated earlier. If you wish to terminate this arrangement before the end of the 60 calendar months, you will be required to inform China Cablecom Co. Ltd. Hong Kong at least 1 month in advance. In the event that China Cablecom Co. Ltd. Hong Kong wishes to early terminate this arrangement, you will receive at least 1 month’s prior notice.

Again, on behalf of China Cablecom Co., Ltd Hong Kong, we extend our most sincere thanks for your kind assistance. We look forward to working with you.

Please let us know if you have any questions.

Best regards,

For and on behalf of

China Cablecom Co., Ltd, Hong Kong

/s/ Clive Ng
Name:	Clive Ng
Title:	Chairman
Date:	June 30th, 2007
Accepted and Agreed

Signature:	/s/ Liang Yue Jing
Name:	Liang Yue Jing
Date:	June 30th, 2007